Exhibit 5.1

Mitchell Silberberg & Knupp llp A Law Partnership Including Professional Corporations

October 22, 2026

reAlpha Tech Corp.

6515 Longshore Loop, Suite 100

Dublin, Ohio 43017

Re:	reAlpha Tech Corp. - Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to reAlpha Tech Corp., a Delaware corporation (the “Company”), in connection with the preparation and filing of the Company’s registration statement on Form S-1 (as it may be amended from time to time, the “Registration Statement”), including a related prospectus contained therein (the “Prospectus”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the offering by the Company of up to a maximum aggregate offering price of $3,000,000 of (i) shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), (ii) pre-funded warrants to purchase shares of Common Stock (the “Pre-funded Warrants”), and (iii) the shares of Common Stock issuable upon exercise of the Pre-funded Warrants (the “Pre-funded Warrant Shares”).

In connection therewith, we have examined and relied upon original, certified, conformed, photostat or other copies of (a) the Company’s Second Amended and Restated Certificate of Incorporation, as amended from time to time, and the Company’s Second Amended and Restated Bylaws, as amended from time to time, (b) resolutions of the board of directors of the Company, (c) the Registration Statement and the Prospectus; (d) the form of Securities Purchase Agreement to be entered into by and among the Company and the purchasers to be identified on the signature pages thereto (the “Securities Purchase Agreement”), (e) the form of Pre-funded Warrant, (f) the form of Placement Agency Agreement to be entered into by and between the Company and Maxim Group LLC, and (g) such corporate records of the Company, certificates of public officials, certificates of officers of the Company and other documents, agreements and instruments as we have deemed necessary as a basis for the opinions herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon.

We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on (other than the Company) has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party. We have also assumed that (i) the Registration Statement will have become effective under the Act at the time of each issuance of the Shares, the Pre-funded Warrants and the Pre-funded Warrant Shares; (ii) the Securities Purchase Agreement and the Pre-funded Warrants will be duly executed and delivered by the parties thereto in substantially the forms we have examined; and (iii) the price per Share and per Pre-funded Warrant will be established by the board of directors of the Company, or a duly authorized committee thereof or officer, in accordance with the resolutions referred to above, and the consideration received by the Company for each Share and each Pre-funded Warrant Share (including, in the case of a Pre-funded Warrant Share, the portion of the purchase price of the related Pre-funded Warrant paid upon its issuance) will not be less than the par value of the Common Stock.

437 Madison Ave., 25th Floor, New York, New York 10022-7001 Phone: (212) 509-3900 Fax: (212) 509-7239 Website: www.msk.com

October 22, 2026

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	The Shares have been duly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the Securities Purchase Agreement and as described in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

2.	The Pre-funded Warrants have been duly authorized by the Company and, when duly executed by the Company and delivered and paid for in accordance with the terms of the Securities Purchase Agreement and as described in the Registration Statement and the Prospectus, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3.	The Pre-funded Warrant Shares have been duly authorized and reserved for issuance and, when issued and delivered against payment therefor upon the exercise of the Pre-funded Warrants (whether against payment of the exercise price therefor or by cashless exercise) in accordance with the terms therein and as described in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issuance of the Shares, the Pre-funded Warrants and the Pre-funded Warrant Shares. This opinion is opining upon and is limited to the General Corporation Law of the State of Delaware, and as to the Pre-funded Warrants constituting valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, the laws of the State of New York, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should such laws be changed after the date hereof by legislative action, judicial decision, or otherwise.

We express no opinion with respect to the enforceability of any agreement or instrument or any provision thereof (i) to the extent such enforceability may be subject to, or affected by, applicable bankruptcy, insolvency, moratorium or similar state or federal laws affecting the rights and remedies of creditors generally (including, without limitation, fraudulent conveyance laws) or general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), (ii) providing for specific performance, injunctive relief or other equitable remedies (regardless of whether such enforceability is sought in a proceeding in equity or at law), (iii) providing for indemnification or contribution, which provisions may be limited by federal and state securities laws or policies underlying such laws, (iv) requiring any waiver of stay or extension laws, diligent performance or other acts which may be unenforceable under principles of public policy or (v) providing for a choice of law, jurisdiction or venue.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as the Company’s counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof, including under the caption “Legal Matters”. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder. This opinion is given as of the date hereof, and we are under no duty to update the opinions contained herein.

Very truly yours,

/s/ Mitchell Silberberg & Knupp LLP

Mitchell Silberberg & Knupp LLP